EXHIBIT 99.1

FOR RELEASE:	May 1, 2013

Lisa F. Campbell, Executive Vice President

Chief Financial Officer and Chief Operating Officer

Office: 910-892-7080 and Direct: 910-897-3660

lisac@newcenturybanknc.com

www.newcenturybanknc.com

NEW CENTURY BANCORP REPORTS

FIRST QUARTER 2013 EARNINGS

Company begins year on a strong note reporting first quarter net income of $794,000.

DUNN, NC . . . New Century Bancorp (the “Company” NASDAQ: NCBC), the holding company for New Century Bank, today reported net income of $794,000 for the quarter ended March 31, 2013, and basic and diluted earnings per share of $0.12, compared to net income of $2.1 million and basic and diluted earnings per share of $0.31 for the quarter ended March 31, 2012, when earnings were positively impacted by a substantial loan recovery.

Total assets for the Company as of March 31, 2013, were $567.5 million, total deposits were $483.0 million, and total loans were $360.4 million, compared to total assets of $581.0 million, total deposits of $490.0 million, and total loans of $399.8 million as of the same date in 2012. During the course of the year, loan demand remained soft in many business sectors and the decrease in total loans and total deposits in a year-to-year comparison reflects that.

Commenting on first quarter 2013 results, President and CEO William L. Hedgepeth II said, “We are pleased with these results from operations and with getting a positive start in 2013. On a linked quarter basis, our net interest margin shows slight improvement, and noninterest expenses were down in both a linked quarter and year-to-year comparison. Core earnings, results achieved from the day-to-day operations of New Century Bank, were strong and asset quality continues to improve.

“We’ve already made progress on many fronts this year, including updating our deposit products and services to more closely align them with customer expectations today. Many of our services are Internet-based, such as online banking, bill pay and cash management, allowing customers to bank at their convenience. We will continue to focus on offering great products and services to our customers in responsible ways.

Challenges remain, in our industry and in the economy, but we believe we now have the personnel and processes in place to address and overcome those challenges.”

New Century Bank has branch offices in these North Carolina communities: Dunn, Clinton, Fayetteville, Goldsboro, Lillington, Lumberton, as well as loan production offices in Greenville and Raleigh.

###

The information as of and for the quarter ended March 31, 2013, as presented is unaudited. This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of our goals and expectations with respect to earnings, earnings per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “projects,” “outlook” or similar expressions. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including, but not limited to, our ability to manage growth, our limited operating history, substantial changes in financial markets, regulatory changes, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.

New Century Bancorp, Inc.
Selected Financial Information and Other Data
($ in thousands, except per share data)

	At or for the three months ended

	March 31, 2013	December 31, 2012	September 30, 2012		June 30, 2012	March 31, 2012	March 31, 2011
Summary of Operations:
Total interest income	$5,879	$5,990	$6,198		$6,325	$6,619	$7,915
Total interest expense	1,418	1,552	1,623		1,684	1,772	2,240
Net interest income	4,461	4,438	4,575		4,641	4,847	5,675
Provision for loan losses	(100)	-	189		(649)	(2,136)	1,164
Net interest income after provision	4,561	4,438	4,386		5,290	6,983	4,511
Noninterest income	619	1,015	757		1,199	626	641
Noninterest expense	3,921	4,201	4,170		4,648	4,216	5,079
Income before income taxes	1,258	1,252	973		1,841	3,393	73
Provision for income taxes (benefit)	464	517	341		683	1,281	(48)
Net income	$794	$735	$632		$1,158	$2,112	$121

Share and Per Share Data:
Earnings per share - basic	$0.12	$0.11	$0.09		$0.17	$0.31	$0.02
Earnings per share - diluted	$0.12	$0.11	$0.09		$0.17	$0.31	$0.02
Book value per share	$7.93	$7.84	$7.76		$7.66	$7.49	$7.20
Tangible book value per share	$7.89	$7.79	$7.72		$7.61	$7.41	$7.10
Ending shares outstanding	6,916,506	6,913,636	6,913,636		6,913,636	6,913,636	6,913,636
Weighted average shares outstanding:
Basic	6,914,934	6,913,636	6,913,636		6,913,636	6,859,196	6,913,636
Diluted	6,916,011	6,914,345	6,914,085		6,913,636	6,859,196	6,913,653

Selected Performance Ratios:
Return on average assets	0.56%	0.50%	0.44%		0.83%	1.45%	0.08%
Return on average equity	5.87%	5.37%	4.69%		8.82%	16.89%	0.97%
Net interest margin	3.37%	3.33%	3.49%		3.63%	3.64%	3.94%
Efficiency ratio (1)	77.19%	77.04%	78.21%		79.59%	77.03%	80.41%

Period End Balance Sheet Data:
Loans, held for sale	$432	$-	$-		$-	$1,552	$-
Loans, net of unearned income	360,432	367,892	386,096		390,403	399,760	461,604
Total Earning Assets	523,675	543,674	525,962		515,397	534,057	581,942
Core Deposit Intangible	269	298	327		356	516	660
Total Assets	567,516	585,453	577,833		563,682	580,996	632,327
Deposits	482,983	498,559	481,320		471,184	489,966	542,271
Short term debt	14,658	17,848	26,195		22,953	23,301	23,295
Long term debt	12,372	12,372	12,372		12,372	12,372	14,372
Shareholders' equity	54,839	54,179	53,671		52,954	51,777	49,778

Selected Average Balances:
Gross Loans	$365,871	$375,413	$386,217		$396,190	$409,009	$466,324
Total Earning Assets	537,230	530,344	520,852	#	514,147	535,317	583,601
Core Deposit Intangible	283	310	339		379	533	679
Total Assets	577,092	580,974	569,048		563,850	585,249	631,582
Deposits	489,150	485,844	474,069		471,829	495,649	539,751
Short term debt	18,215	23,961	24,609		22,961	23,004	22,125
Long term debt	12,372	12,372	12,372		12,372	13,845	16,372
Shareholders' equity	54,890	54,352	53,619		52,783	50,300	50,379

Asset Quality Ratios:
Nonperforming loans	$11,180	$12,030	$18,613		$16,579	$19,270	$15,206
Other real estate owned	2,340	2,833	2,849		3,859	2,391	5,019
Allowance for loan losses	7,775	7,897	8,588		8,510	9,568	10,118
Nonperforming loans (2) to period-end loans (4)	3.10%	3.27%	4.82%		4.25%	4.82%	3.29%
Allowance for loan losses to period-end loans (4)	2.16%	2.15%	2.22%		2.18%	2.39%	2.19%
Delinquency Ratio (3)	0.79%	0.32%	0.47%		0.77%	0.23%	0.59%
Net loan charge-offs to average loans	0.02%	0.73%	0.11%		0.41%	-1.64%	-0.57%

(1)	Efficiency ratio is calculated as non-interest expenses divided by the sum of net interest income and non-interest income.

(2)	Nonperforming loans consist of non-accrual loans and restructured loans.

(3)	Delinquency Ratio includes 30-89 days past due and excludes non-accrual loans.

(4)	Excludes loans held for sale